UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2012

BG Medicine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-33827

(Commission File Number)

Delaware	04-3506204
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

610 Lincoln Street North, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

(781) 890-1199

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement.

On February 10, 2012, BG Medicine, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC” and together with the other financial institutions that may become parties to the Loan Agreement, including Comerica Bank, the “Lenders”), pursuant to which the Lenders agreed to extend a term loan (the “Initial Term Loan”) to the Company with an aggregate principal amount of $10.0 million and, subject to the terms and conditions set forth in the Loan Agreement, a second term loan (the “Second Term Loan”) with an aggregate principal amount of $5.0 million (the “Loan Facility”). Each term loan shall accrue interest at a per annum rate of 8% plus the higher of (A) the 3-month LIBOR rate or (B) 1.25%. As security for its obligations under the Loan Agreement, the Company granted the Lenders a lien in substantially all of its assets, excluding intellectual property.

On February 10, 2012, the Lenders funded the Initial Term Loan, which has a term of 42 months. Interest only payments are due during the first twelve months of the Initial Term Loan and beginning on March 1, 2013, the Company is required to make 30 equal monthly payments of principal and interest. A final payment of principal and interest of the Initial Term Loan is due on August 1, 2015 (the “Scheduled Maturity Date”). The Company made a one-time, non-refundable loan facility fee to the Lenders of $100,000 at the time of the incurrence of the Initial Term Loan.

At the Company’s option, the Company may borrow the Second Term Loan on or before February 10, 2013, if the Company has achieved at least $2,500,000 in cumulative product revenue measured on a trailing six-month basis. If borrowed, the Company is required to repay the Second Term Loan in 30 equal consecutive payments commencing on March 1, 2013. The Company may prepay each term loan in full, but not in part. If prepaid, the Company is required to pay a prepayment premium equal to 1% of the principal amount of the term loan being prepaid, if such prepayment is made on or before the two-year anniversary of the incurrence of such term loan. In addition, upon satisfaction in full of each term loan (whether by prepayment or at the Scheduled Maturity Date), the Company will owe a fee equal to 2.0% of the original principal amount of the applicable term loan.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a loan facility of this size and type. In addition, the Loan Agreement contains customary events of default that entitle the Lenders to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable. The events of default include, among others, non-payment, inaccuracy of representations and warranties, covenant defaults, the occurrence of a material adverse effect (as defined in the Loan Agreement), cross-default to material agreements, cross-default to material indebtedness, bankruptcy and insolvency, material judgment defaults, change of control default and defaults related to certain actions taken against the Company by the Food and Drug Administration or other equivalent governmental authority.

The proceeds of the Initial Term Loan, after payment of the Lenders’ fees and expenses, will be used for general corporate purposes, including the advancement of the Company’s commercialization plans for automated versions of its BGM Galectin-3 test for heart failure, the advancement of CardioSCORE through the regulatory process and potential commercialization and the development and commercialization of additional indications for the BGM Galectin-3 test. Pending application of the net proceeds, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

Pursuant to the terms of the Loan Agreement, the Company is required to issue to the Lenders warrants equal to 2.5% of the principal amount of term loan borrowings actually incurred. On February 10, 2012, the Company issued to (i) an affiliate of GECC a warrant to purchase up to 24,438 shares of the Company’s common stock and (ii) Comerica Bank a warrant to purchase up to 12,219 shares of the Company’s common stock, in each case, at an exercise price equal to $6.82 per share (the “Initial Warrants”). If the Company borrows the Second Term Loan, the Company must issue an additional warrant to each of the Lenders in accordance with the formula used to calculate the number of the Initial Warrants, which is set forth in the Loan Agreement. The Warrants are immediately exercisable and expire ten years from their respective dates of issue.

The foregoing description of the Loan Facility is only a summary of its material terms and does not purport to be complete. A copy of the Loan Agreement, the Promissory Notes representing the Initial Term Loan, the Pledge Agreement and the Initial Warrants are attached hereto as Exhibits 10.1 through 10.6, respectively, and are incorporated herein by reference.

On February 13, 2012, the Company issued a press release announcing the Loan Facility (the “Loan Facility Press Release”), which is attached as Exhibit 99.1 hereto. Other than the Year End Cash (as defined below) disclosure contained in the Loan Facility Press Release that is incorporated by reference into and being furnished pursuant to Item 2.02 below, the Loan

Facility Press Release is incorporated by reference into and being filed pursuant to this Item 1.01.

Item 2.02 Results of Operations and Financial Condition.

In the third paragraph of the Loan Facility Press Release, the Company indicated that its cash and cash equivalents at December 31, 2011 were approximately $24 million (the “Year End Cash”). This Year End Cash disclosure is incorporated by reference into and being furnished pursuant to this Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Initial Warrants is incorporated by reference into this Item 3.02.

The offer and sale of the Initial Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Initial Warrants were offered and sold to the Lenders, each of which represented that it is an accredited investor, in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d) On February 10, 2012, upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the “Board”) of the Company appointed Brian S. Posner to join the Board to serve as a Class II director until the 2013 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation, retirement or removal. In connection with his appointment to the Board, Mr. Posner will receive compensation for his services as a director pursuant to the Company’s non-employee director compensation policy.

Mr. Posner, 50, has been a private investor since 2008 and is President of Point Rider Group LLC, a consulting and advisory services firm. From 2005 until March 2008, he served as Chief Executive Officer and co-Chief Investment Officer of ClearBridge Advisors LLC, an asset management company and a wholly owned subsidiary of Legg Mason Inc. Previously, Mr. Posner served as Portfolio Manager and an Analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as co-Chief Investment Officer and Director of Research. In 2000, he co-founded Hygrove Partners, LLC, a hedge fund, and served as the Managing Partner until joining ClearBridge in 2005. Mr. Posner holds an undergraduate degree in history from Northwestern University and an M.B.A. in finance from the University of Chicago Graduate School of Business. Mr. Posner currently serves as a director of Biogen Idec Inc., Arch Capital Group Ltd., and the AQR Funds.

There are no arrangements or understandings between the Company and any other person pursuant to which Mr. Posner was elected as a director, nor are there any transactions between Mr. Posner and the Company in which he has a direct or indirect material interest that the Company is required to report pursuant to the rules and regulations of the Securities and Exchange Commission.

On February 13, 2012, the Company issued a press release announcing the Company’s appointment of Mr. Posner to the Board (the “Posner Press Release”). The Posner Press Release is attached as Exhibit 99.2 hereto and is incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

On February 13, 2012, the Company issued a press release (the “CardioSCORE Press Release”) announcing positive results from its pivotal validation study for its CardioSCORE diagnostic test, which was previously known by the development name AMIPredictTM. The results of the study demonstrated that CardioSCORE testing at baseline significantly predicted high risk of major cardiovascular events in both men and women during the study’s median 2.5-year follow-up period, independent of other conventional risk factors for cardiovascular disease, such as cholesterol, blood pressure, smoking status, obesity, diabetes and age. The CardioSCORE Press Release is attached as Exhibit 99.3 hereto and incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Loan and Security Agreement, dated February 10, 2012, by and among the Company, General Electric Capital Corporation as Agent, the Lenders and the Guarantors.

10.2	Promissory Note, dated as of February 10, 2012, issued by the Company in favor of General Electric Capital Corporation.

10.3	Promissory Note, dated as of February 10, 2012, issued by the Company in favor of Comerica Bank.

10.4	Pledge Agreement, dated as of February 10, 2012, by and among the Company and General Electric Capital Corporation.

10.5	Warrant, dated as of February 10, 2012, issued by the Company to GE Capital Equity Investments, Inc.

10.6	Warrant, dated as of February 10, 2012, issued by the Company to Comerica Bank.

99.1	Press Release announcing Loan Facility, dated February 13, 2012.

99.2	Press Release announcing Appointment of Brian S. Posner to Board of Directors, dated February 13, 2012

99.3	Press Release announcing Positive Pivotal Validation Study Results for CardioSCORE, dated February 13, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BG MEDICINE, INC.

Date: February 16, 2012	/s/ Michael W. Rogers
Michael W. Rogers Executive Vice President & Chief Financial Officer